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                                                                     EXHIBIT 3.5

         DEED OF TRUST, ABSOLUTE ASSIGNMENT OF RENTS, SECURITY AGREEMENT
                             AND FINANCING STATEMENT

THE STATE OF TEXAS   Section
                     Section
COUNTY OF GRAY       Section

          THIS DEED OF TRUST, ABSOLUTE ASSIGNMENT OF RENTS, SECURITY AGREEMENT AND FINANCING STATEMENT (this "DEED OF TRUST") is made by UNITED MEDICORP, INC., a corporation organized under the laws of the State of Delaware ("MORTGAGOR"), to CHERYL A. SCOTT RYAN of Travis County, Texas, as Trustee ("TRUSTEE"), for the benefit of STEVENS FINANCIAL GROUP, L.L.C., an Illinois limited liability company ("MORTGAGEE").

     For $10 and other consideration, Mortgagor grants to Trustee the Mortgaged Property (defined below) in trust, to secure the payment of the Debt (defined below), and grants a security interest in, pledges and assigns to Mortgagee, all Collateral (defined below) owned by Mortgagor or in which Mortgagor has rights or the power to transfer rights and all Collateral in which Mortgagor later acquires ownership, other rights or the power to transfer rights, to secure payment of the Debt. As additional consideration, Mortgagor presently, immediately effective and absolutely assigns to Mortgagee the Rents (defined below), subject to a license back to Mortgagor, as described in Section 8. The conveyance of the Mortgaged Property is subject to the Permitted Encumbrances (defined below). Mortgagor agrees as follows:

     1. Definitions.

     (a)  "MORTGAGED PROPERTY" means:

          (1) The following tracts of land (the "LAND"):

          Tract No. 1:

          All of Lots Nos. One (1), Two (2), and Three (3), in Block No. Twenty-Four (24) of the ORIGINAL TOWN of Pampa, Gray County, Texas, according to the duly recorded map or plat of said Original Town filed for record in the office of the County Clerk of Gray County, Texas.

          SUBJECT TO a Party Wall Agreement dated March 15, 1956, and recorded in Volume 183, Page 516 of the Deed Records of Gray County, Texas.

          Tract No. 2:

          That easement from the City of Pampa, Texas, to Hawkins-Eddins Appliances, Inc., its successors and assigns, granted under Ordinance No. 1350 passed on final reading August 16, 2000, described as follows:

          The right, easement and privilege to use .02 of a foot of the alley and .02 of a foot of the dedicated right-of-way of Cuyler Street, and .05 of a foot along the Southerly property line within the dedicated right-of-way of Foster Street, relating to Lot One (1), in Block Twenty-Four (24) of the ORIGINAL TOWN of Pampa, Gray County, Texas, upon which there is constructed a portion of a brick wall, as shown on survey dated July 28, 2000, revised August 16, 2000, prepared by Topographic Land Surveyors, V. Lynn Bezner, Registered Professional Land Surveyor No. 2057.

and including (i) all of Mortgagor's interest in the bed of any stream, creek, or waterway or any street, road, right-of-way or easement, open or proposed, on or adjacent to the Land; (ii) all of Mortgagor's interest in any strips and gores


                               Page 1 of 15 pages

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between the Land and any abutting properties; and (iii) all rights of ingress and egress, and all other present or future easements and rights appurtenant to, serving or benefiting the Land;

          (2) All improvements of every type now or later located on the Land (the "IMPROVEMENTS");

          (3) All equipment and all materials and other goods of every type now or later situated upon the Land and (i) intended to be incorporated into the Improvements or (ii) that are or become fixtures related to the Land or the Improvements;

          (4) All other goods of every type, including inventory, equipment, farm equipment and farm products now owned or later acquired by Mortgagor and now or later situated on the Land or in the Improvements and that facilitate the use or occupancy of the Improvements; and

          (5) All plans and specifications for the Improvements, all of Mortgagor's rights under all existing and future leases (whether written or oral) of any of the Mortgaged Property (the "LEASES"), construction, maintenance and other contracts relating to the Land or the Improvements, all tenant deposits under any Leases, all licenses, permits, certificates, accounts, instruments, documents, letter of credit rights, letters of credit, moneys, investment property, deposit accounts, general intangibles (including trade names and symbols used in connection with the Land or the Improvements), supporting obligations, wastewater, fresh water and other utility capacity and facilities available to or allocated to the Land or the Improvements, and all other present or future rights and privileges relating to the Land or the Improvements.

     (b) "COLLATERAL" means all property described in paragraphs (3), (4) and
(5) of the definition of Mortgaged Property, to the extent it is personal property under applicable law, and all proceeds thereof and of any other Mortgaged Property, including but not limited to all interest, dividends, cash, instruments and other personal property now or hereafter received, receivable or otherwise distributed in connection with the sale, lease, license, exchange or other disposition of any of the Mortgaged Property, together with all books and other records of Mortgagor relating thereto.

     (c) "RENTS" means all rent and other income from the Mortgaged Property, including all rent and other income under all existing or future Leases.

     (d) "DEBT" means (1) Mortgagor's obligations under the promissory note of even date herewith, executed by Mortgagor, maturing December 1, 2006, payable to the order of Mortgagee in the face principal amount of $76,000 (the "NOTE"); (2) all amounts for which Mortgagor may become obligated to Mortgagee pursuant to this Deed of Trust; (3) all obligations of Mortgagor under any other documents from time to time evidencing, securing or relating to the debt evidenced by the Note (collectively, including the Note, the "LOAN DOCUMENTS"); and (4) all other debt of any kind or character now or later owing by Mortgagor to Mortgagee whether such other debt is evidenced by note, open account, overdraft, endorsement, surety agreement or otherwise. Debt includes all extensions, renewals and modifications of the Note, whether or not evidenced by a new promissory note or other instrument or other record.

     (e) "PERMITTED ENCUMBRANCES" means the liens, easements and encumbrances to title described on Exhibit A, to the extent each is valid, subsisting and affects title to the Mortgaged Property.

     (f) All terms used herein shall have the same definitions herein as specified in the Uniform Commercial Code as enacted in the State of Texas and as the same may be amended from time to time (the "UCC") unless otherwise defined herein.

     2. Mortgagor's Representations and Agreements.

     (a) Taxes and Other Impositions. Mortgagor will pay all taxes, assessments, standby fees, homeowners' or condominium association assessments and other impositions (collectively, "IMPOSITIONS") levied or assessed against any of the Mortgaged Property by any governmental authority or any other person, before the Impositions become delinquent, and Mortgagor will provide receipts of all Impositions payments to Mortgagee promptly upon request.


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     (b) Insurance. Mortgagor will keep the Mortgaged Property insured against loss by fire, storm, gas explosion (if gas is used on the Mortgaged Property) and all other hazards contemplated by a standard all-risk extended coverage endorsement for an amount at least equal to the full insurable value (replacement cost) of the Improvements, and also insured against any other risks, including flood, mudslide and where required by Mortgagee, windstorm, in such amounts and with such endorsements and other terms as Mortgagee requires from time to time. If the Mortgaged Property is presently located in or is later determined to be in a "special flood hazard area" as set out in the National Flood Insurance Act of 1968 or the Flood Disaster Protection Act of 1973, as amended by the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor law (the "ACTS"), Mortgagor agrees to purchase a flood insurance policy in an amount equal to the greater of (a) the full insurable value of the Improvements and (b) the maximum limit of coverage available for the Mortgaged Property under the Acts in form complying with the "insurance purchase requirement" of the Acts, and provide Mortgagee with evidence of such coverage. Mortgagor will additionally maintain liability insurance and worker's compensation insurance against claims for bodily injury, death or property damage on or around the Mortgaged Property in such amounts and with such endorsements and other terms acceptable to Mortgagee. Mortgagor will provide such other additional insurance as Mortgagee may require from time to time. All required insurance policies must (i) be issued by companies reasonably acceptable to Mortgagee, (ii) name the owner of the Mortgaged Property as either the named insured on the policy or as an additional named insured on an endorsement to the policy; (iii) be indorsed to be payable to Mortgagee as mortgagee insured and loss payee, and (iv) expressly prohibit cancellation or modification without 10 days written notice to Mortgagee. Mortgagor will promptly deliver to Mortgagee the original policies of all required insurance or other evidence of such insurance acceptable to Mortgagee.

     (c) Maintenance of Property. Mortgagor will maintain the Mortgaged Property in good condition. If the Mortgaged Property is damaged by any cause, Mortgagor will promptly restore the Mortgaged Property to substantially its condition prior to such damage. Mortgagor will not allow any part of the Mortgaged Property to be torn down, removed or materially altered without Mortgagee's prior written consent.

     (d) Title to Property. Mortgagor will warrant and defend Trustee's title to and Mortgagee's security interest in the Mortgaged Property against any person who claims any of it. No person owns any lien or other interest in the Mortgaged Property except the lien and security interest created by this Deed of Trust, other liens and security interests for the benefit of Mortgagee, Permitted Encumbrances and the statutory lien for taxes not yet due. No person other than Mortgagee owns any interest in the Rents. No lien document or financing statement affecting any Mortgaged Property or the Rents, other than lien documents and financing statements in favor of Mortgagee and Permitted Encumbrances, is on file in any public office. If any person claims any interest or encumbrance, except for Permitted Encumbrances, Mortgagor will promptly remove any such adverse claim, lien or encumbrance from the Mortgaged Property or the Rents. Mortgagor will give Mortgagee prompt notice of an assertion by any person of any interest or encumbrance affecting, or any legal proceeding affecting, any part of the Mortgaged Property or the Rents. Mortgagor will take any action Mortgagee requires to protect, assure or enforce the lien and security interest of this Deed of Trust and the assignment of the Rents. This paragraph will survive termination or foreclosure of this Deed of Trust.

     (e) Books and Records. Mortgagor will maintain accurate and complete books and other records regarding the Mortgaged Property, including finances, leases and the physical condition of the Mortgaged Property. All financial accounting records will be maintained consistent with generally accepted accounting principles consistently applied.

     (f) Inspection. Upon prior oral notice to Mortgagor, Mortgagor will (i) permit Mortgagee at all reasonable times to go upon, examine and inspect the Mortgaged Property, including making appraisals and environmental assessments,
(ii) furnish all information Mortgagee reasonably requests relating to Mortgagor's business and financial affairs or the development and operation of the Mortgaged Property, (iii) permit Mortgagee to make copies of such information and (iv) permit Mortgagee to perform environmental assessments of the Mortgaged Property and in connection therewith to take away samples of air, building materials, soil and water.

     (g) Indemnity. Mortgagor shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties (as defined below) from and against any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement, punitive damages,


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foreseeable and unforeseeable consequential damages, of whatever kind or nature
(including but not limited to attorneys' fees and other costs of defense) (the "LOSSES") imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (i) ownership of this Deed of Trust, the Mortgaged Property or any interest therein or receipt of any Rents; (ii) any amendment to, or restructuring of, the Debt, this Deed of Trust or any other Loan Document;
(iii) any and all lawful action that may be taken by Mortgagee in connection with the enforcement of the provisions of this Deed of Trust, the Note or any of the other Loan Document, whether or not suit is filed in connection with same, or in connection with Mortgagor, any guarantor and/or any member, partner, joint venturer or shareholder thereof becoming a party to a voluntary or involuntary federal or state bankruptcy, insolvency or similar proceeding; (iv) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Mortgaged Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (v) any use, nonuse or condition in, on or about the Mortgaged Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vi) any failure on the part of Mortgagor to perform or be in compliance with any of the terms of this Deed of Trust; (vii) performance of any labor or services or the furnishing of any materials or other property in respect of the Mortgaged Property or any part thereof; (viii) the failure of any person to file timely with the Internal Revenue Service an accurate Form 1099-B, Statement for Recipients of Proceeds from Real Estate, Broker and Barter Exchange Transactions, which may be required in connection with this Deed of Trust, or to supply a copy thereof in a timely fashion to the recipient of the proceeds of the transaction in connection with which this Deed of Trust is made; (ix) any failure of the Mortgaged Property or any use thereof to be in compliance with any Applicable Laws (as defined in Section 5 hereof); (x) the enforcement by any Indemnified Party of the provisions of this Section 2(g); (xi) any and all claims and demands whatsoever which may be asserted against Mortgagee by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease; (xii) the payment of any commission, charge or brokerage fee to anyone which may be payable in connection with the funding of the Debt evidenced by the Note and secured by this Deed of Trust or any other Debt; (xiii) any misrepresentation made by Mortgagor in this Deed of Trust or any other Loan Document; or (n) THE NEGLIGENCE OF ANY INDEMNIFIED PARTY, EXCEPT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PARTY. Any amounts payable to Mortgagee by reason of the application of this Section 2(g) shall become immediately due and payable upon demand and shall bear interest at the rate provided in the Note for past due amounts from the date of demand to the date of payment. For purposes of this Section 2(g), the term "INDEMNIFIED PARTIES" means Mortgagee and any person or entity who is or will have been involved in the origination of the Debt, any person or entity who is or will have been involved in the servicing of the Debt, any person or entity in whose name the encumbrances and security interests created by this Deed of Trust is or will have been recorded, persons and entities who may hold or acquire or will have held a full or partial interest in the Debt as well as the respective directors, officers, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including but not limited to any other person or entity who holds or acquires or will have held a participation or other full or partial interest in the Debt or the Mortgaged Property, whether during the term of the loan evidenced by the Note or as a part of or following a foreclosure of this Deed of Trust and including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of Mortgagee's assets and business). This paragraph will survive the termination or foreclosure of this Deed of Trust.

     (h) Prior Lien. Mortgagor will promptly pay and perform when due all debts and obligations secured by the lien described in paragraphs 1-3 of Exhibit B (collectively, the "PRIOR LIEN"), and will never allow any default to occur under any documents (the "PRIOR LIEN DOCUMENTS") evidencing, securing or relating to the debt or obligations secured by the Prior Lien (the "PRIOR LIEN DEBT"). Mortgagor will notify Mortgagee immediately upon learning of any event or condition which, with or without the passing of time or the giving of notice, might result in the acceleration of the Prior Lien Debt or the foreclosure of the Prior Lien. Mortgagor will promptly deliver to Mortgagee any notices of default or other notices which the holder of the Prior Lien gives Mortgagor, even if the holder of the Prior Lien is also obligated to send copies to Mortgagee. Mortgagor will not modify the documents evidencing the Prior Lien, permit its the foreclosure or grant a deed in lieu of foreclosure with respect to the Prior Lien without Mortgagee's prior written consent.

     (i) Mortgagee's Rights. If Mortgagor fails to perform any obligation under this Deed of Trust, including any obligation under the Prior Lien Documents, Mortgagee may perform, but Mortgagee's performance will not waive


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Mortgagor's default. Without limiting the generality of the foregoing, if at any time Mortgagee is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Mortgagee shall have the right, without notice to Mortgagor or any other party to take such action as Mortgagee deems necessary to protect its interest in the Mortgaged Property, including without limitation, the obtaining of such insurance coverage as Mortgagee in its sole discretion deems appropriate. If Mortgagee secures required insurance, Mortgagee may secure the insurance only in its own name and may insure only its interest in the Mortgaged Property.

     (j) Mortgagor's Location and Name. The address set forth in Section 17 of this Deed of Trust is: (i) Mortgagor's principal residence, if Mortgagor is an individual; (ii) Mortgagor's chief executive office, if Mortgagor is not an individual and has more than one place of business; or (iii) Mortgagor's place of business if Mortgagor is not an individual and has only one place of business. (e) If Mortgagor is a registered organization, it is organized under the laws of the state or foreign jurisdiction set forth under Mortgagor's certification below. (f) If Mortgagor is an individual, Mortgagor's correct name is set forth above in this Deed of Trust. If Mortgagor is a registered organization, Mortgagor's name as set forth above in this Deed of Trust is its correct name as indicated on the public record of Mortgagor's jurisdiction of organization which shows Mortgagor to have been organized. If Mortgagor is neither a registered organization nor an individual, the name of Mortgagor set forth in this Deed of Trust satisfies the requirements of the UCC for providing the name of Mortgagor in any financing statement related hereto, including by example only, if a Mortgagor is a trust, the name of Mortgagor is the name specified for the trust in Mortgagor's organic document and if Mortgagor is an organization other than a registered organization, a trust or a decedent's estate and Mortgagor has a name, the name of Mortgagor is the organizational name of Mortgagor. If Mortgagor uses any trade or assumed names, Mortgagor has properly filed of record in the appropriate filing offices all those trade names and has delivered to Mortgagee a list of all of Mortgagor's assumed or trade names. Mortgagor will promptly notify Mortgagee of any change in Mortgagor's location, name, identity, organizational structure or jurisdiction of organization.

     3. Collection and Application of Insurance and Condemnation Proceeds. Mortgagor assigns to Mortgagee all amounts received by Mortgagor or Mortgagee as proceeds of insurance and proceeds of condemnation proceedings as additional security for the Debt. Mortgagor will promptly give Mortgagee notice of any material damage to or condemnation proceeding affecting the Mortgaged Property. Mortgagee may file or prosecute (or both) any insurance or condemnation claim. Mortgagee may collect and give receipts for any money payable under any insurance policy by reason of loss of or damage to the Improvements. Mortgagee may settle or compromise, on any terms and for any amount it selects, the liability of any insurance company or companies on any policy, and execute and deliver releases and discharges of liability binding Mortgagor and Mortgagee. Mortgagee may collect and give receipts for any money payable to Mortgagor because of condemnation proceedings affecting any Mortgaged Property. Mortgagor RELEASES Mortgagee from any liability in connection with any settlement or compromise of any insurance or condemnation claim. Mortgagee may apply all insurance or condemnation proceeds, first to Mortgagee's expenses in connection with the insurance or condemnation claim, and second, at Mortgagee's discretion, either (i) to the Debt in any order Mortgagee selects, or (ii) to the repair or improvement of the Mortgaged Property in any manner Mortgagee selects, applying the remaining money to the Debt in any order Mortgagee selects.

     4. Environmental Matters.

     (a) Definitions. (i) "ENVIRONMENTAL REQUIREMENT" means any statute, common law rule, rule, regulation, order, authorization (including any permit) or policy of any governmental authority relating to the environment, pollution, natural resources, health or safety, including the federal Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), Water Pollution Control Act, Resource Conservation and Recovery Act of 1976 ("RCRA"), Occupational Safety and Health Act, and the Texas Water Code and Texas Health & Safety Code, as each of such statutes and codes has been amended to date and may be amended from time to time. (ii) "HAZARDOUS MATERIAL" means any material, waste or substance that is regulated, considered or identified as hazardous or toxic or as a pollutant or contaminant under any Environmental Requirement, including any "hazardous substance" under CERCLA, "solid waste" or "hazardous waste" under RCRA, petroleum, petroleum product, asbestos, polychlorinated biphenyls and radioactive materials. (iii) "ENVIRONMENTAL CLAIM" means any governmental or private claim or action pursuant to any Environmental Requirement instituted or threatened


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against Mortgagor or relating to the Mortgaged Property, including any investigative, enforcement, cleanup, removal, containment or remedial action.

     (b) Representation and Agreement. Mortgagor has conducted all customary or appropriate due diligence review of the Mortgaged Property relating to Environmental Requirements and Hazardous Materials. Mortgagor will comply with all Environmental Requirements. Mortgagor will keep the Mortgaged Property free of all Hazardous Materials and will not permit any Hazardous Materials to be placed (in a storage tank or otherwise), installed, disposed of or released on the Mortgaged Property. If Mortgagor ever becomes aware that any Hazardous Material is located on, in, above or under the Mortgaged Property, Mortgagor will at Mortgagor's cost promptly remove all such Hazardous Materials in accordance with Environmental Requirements. Mortgagor will promptly notify Mortgagee if it becomes aware of any violation of the provisions of this paragraph or if any person or governmental entity notifies Mortgagor of any Environmental Claim.

     (c) Indemnity. Mortgagor will indemnify Mortgagee and hold Mortgagee harmless against all liability, loss, cost or expense of any kind directly or indirectly relating to any Environmental Claim relating to the Mortgaged Property, any Environmental Requirement affecting the Mortgaged Property, and the presence of Hazardous Materials on the Mortgaged Property (whether or not the placement of the Hazardous Materials on the Mortgaged Property was within the control of Mortgagor or any affiliate). This paragraph will survive termination or foreclosure of this Deed of Trust.

     5. Compliance with Laws. Mortgagor shall promptly comply with all existing and future federal, state and local laws, orders, ordinances, governmental rules and regulations or court orders affecting or which may be interpreted to affect the Mortgaged Property, or the use thereof ("APPLICABLE LAWS"). Mortgagor shall from time to time, upon Mortgagee's request, provide Mortgagee with evidence satisfactory to Mortgagee that the Mortgaged Property and the use thereof comply with all Applicable Laws or are exempt from compliance with Applicable Laws. Mortgagor shall give prompt notice to Mortgagee of the receipt by Mortgagor of any notice related to a violation of any Applicable Laws and of the commencement of any proceedings or investigations which relate to compliance with Applicable Laws.

     6. Advances and Attorneys' Fees. Mortgagor will pay, or reimburse Mortgagee for, all costs and expenses of every character incurred from time to time in connection with this Deed of Trust and the Debt, including costs and expenses incurred (a) for mortgage or recording taxes, (b) to satisfy any obligation of Mortgagor under this Deed of Trust or to protect the Mortgaged Property, (c) in connection with the evaluation, monitoring or administration of the Debt or the Mortgaged Property (whether or not an Event of Default has occurred), and (d) in connection with the exercise of Mortgagee's rights and remedies. Costs and expenses include reasonable fees and expenses of outside counsel and other outside professionals and charges imposed for the services of attorneys and other professionals employed by Mortgagee or its affiliates. Any amount owing under this Section will be due and payable on demand and will bear interest from the date of expenditure by Mortgagee until paid at the rate provided in the Note for past due principal.

     7. Events of Default; Acceleration; Appointment of Receiver. Each of the following events is called an "EVENT OF DEFAULT":

     (a) Any "Event of Default," as defined in the Note or any other Loan Document, occurs;

     (b) Mortgagor fails to pay when due (or within any contractually agreed grace period) any of the Debt;

     (c) Any event occurs that results in the automatic acceleration of any indebtedness of Mortgagor or gives the holder thereof the immediate right to declare any indebtedness due and payable in full prior to maturity;

     (d) Mortgagee receives at any time a report indicating that Mortgagee's security interests and liens granted hereunder are not prior to all other security interests, liens or other interests in the Mortgaged Property indicated in such report except Permitted Encumbrances;


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     (e)  Mortgagor fails to comply with or becomes subject to any administrative or judicial proceeding under any federal, state or local hazardous waste or environmental law, asset forfeiture or similar law which may result in the forfeiture of property, or other law where non-compliance may have a significant effect on the Mortgaged Property or on Mortgagor's ability to pay any Debt;

     (f) Any representation or warranty in this Deed of Trust was untrue or misleading in any material respect when made, or Mortgagor violates any of its agreements in this Deed of Trust or any other Loan Document;

     (g) Mortgagee reasonably believes that there is a defect in Mortgagor's title to any of the Mortgaged Property, or any person (including Mortgagor) alleges that (i) a lien or encumbrance exists on any Mortgaged Property equal or superior to the lien of this Deed of Trust, other than Permitted Encumbrances, or (ii) the lien of this Deed of Trust is subject to a homestead claim or other claim, and in any such case Mortgagor fails, within 15 days after written demand by Mortgagee, to correct such title defect or to remove said lien, encumbrance, homestead claim or other claim, or a writ of execution is levied against the interest of Mortgagor in the Mortgaged Property;

     (h) Mortgagor sells, transfers, pledges, encumbers, grants a security interest in, or otherwise disposes of all or any part of or interest in the Land or the Improvements (including the granting of any easement), or if the title to all or any of the Mortgaged Property (other than items of personalty that have become obsolete or worn beyond practical use and that have been replaced by adequate substitutes owned by Mortgagor and having a value equal to or greater than the replaced items when new) becomes vested in any party other than Mortgagor, whether by operation of law or otherwise. Mortgagee may consent to any action under this paragraph in its discretion, and if it consents it may impose any requirements for consent that it wishes; or

     (i) Any event occurs which, with or without the passing of time or the giving of notice, would permit the holder of the Prior Lien to accelerate the Prior Lien Debt, whether or not the holder of the Prior Lien has given any notice, or any required time has passed;

          If any Event of Default occurs, Mortgagee may, without demand, presentment or notice of any kind (including notice of default, notice of intent to accelerate the maturity of the Debt, or notice of actual acceleration), all of which Mortgagor waives, declare all of the Debt immediately due and payable, and may request that Trustee exercise any of Trustee's remedies under this Deed of Trust. In addition, if an Event of Default occurs, Trustee will be entitled as a matter of right to the appointment of a receiver or receivers of the Mortgaged Property, and of all its rent and other income. Notwithstanding the appointment of any receiver, Trustee will be entitled to the possession and control of any cash or instruments that this Deed of Trust requires Mortgagor to deliver or pay to Trustee. If an Event of Default occurs, Mortgagee may demand that Mortgagor surrender possession of the Mortgaged Property to Mortgagee. If Mortgagee takes possession of the Mortgaged Property, Mortgagee will not be liable to Mortgagor for any rental of the Mortgaged Property, nor for any failure to rent or inadequacy of rental of the Mortgaged Property, nor for any damage to or waste of the Mortgaged Property, WHETHER OR NOT DUE TO MORTGAGEE'S NEGLIGENCE, except as a result of the gross negligence or willful misconduct of Mortgagee.

     8. Terms of Assignment of Rents; Collection and Application of Rents. The transfer and assignment of the Rents provided for in this Deed of Trust is irrevocable. Mortgagee grants to Mortgagor a limited license (the "LICENSE") to possess and use the Leases and the Rents. If an Event of Default occurs, the License will automatically terminate. Thereafter, Mortgagee will have the absolute and continuing right (but not the obligation) to collect, demand, sue for, recover, receive and give receipts for any Rent. Mortgagee has no responsibility to exercise diligence in collecting Rents. After deducting the expenses of collection, Mortgagee will apply the net proceeds of collection as a credit upon any portion of the Debt selected by Mortgagee, whether or not that portion of the Debt is due and payable. Mortgagor authorizes and directs any lessee of the Mortgaged Property to deliver any such payment to Mortgagee, and any lessee's obligation to Mortgagor will be absolutely discharged to the extent of its payment to Mortgagee. If Mortgagor receives any Rents after the termination of Mortgagor's license, Mortgagor will hold the Rents in trust for Mortgagee and immediately pay them to Mortgagee. Mortgagor will keep Rents


                               Page 7 of 15 pages
segregated from all other funds. Mortgagee is not required to give any credit against the Debt for the assignment of rents until rents are actually paid to Mortgagee. Mortgagor's obligations to Mortgagee will be discharged only to the extent that net Rents are received by Mortgagee and not disbursed to Mortgagor or paid by Mortgagee for expenses relating to the Land and Improvements. The assignment of rents will not cause Mortgagee to be a mortgagee-in-possession. If the License is terminated, Mortgagee's possession of the Rents will not act as a waiver of any default by Mortgagor or as an affirmance of any Lease by Mortgagee if Mortgagee later becomes the purchaser of the Mortgaged Property at any foreclosure sale. Mortgagee may at its option subordinate the lien of this Deed of Trust to any Lease. The assignment of rents will terminate upon termination of this Deed of Trust. If the Mortgaged Property is sold pursuant to the terms of this Deed of Trust, the assignment of rents will terminate and the purchaser of the Mortgaged Property will have the right to all Rents free of the assignment.

     9. Trustee's Sale.

     (a) If an Event of Default occurs, Trustee will, at the request of Mortgagee, sell all or any part of the Mortgaged Property as an entirety or in parcels, by one sale or by several sales held at one time or at different times, all as Trustee in Trustee's discretion elects. The sale will be made in accordance with Texas Property Code Section 51.002 or any successor statute. If the Land is situated in more than one county, then required notices will be given in both or all of such counties, the Mortgaged Property may be sold in either or any such county, and such notices shall designate the county where the Mortgaged Property will be sold. The affidavit of any person having knowledge of the facts to the effect that required notices were posted, filed or mailed will be prima facie evidence of the facts recited in the affidavit. The Trustee's deed at any such sale will be with general warranty, and Mortgagor will warrant and forever defend the title of the purchaser or purchasers. Mortgagee may be the purchaser at any sale made hereunder, and credit the sale price against the Debt. Any deed so executed by Trustee will be prima facie proof of all factual matters stated in it. The purchaser or purchasers named in any such deed, and all persons subsequently dealing with the property purported to be thereby conveyed, will be fully protected in relying upon the truthfulness of factual matters stated in the deed. After any Trustee's sale, Mortgagor will surrender immediate possession and control of the property purchased to the purchaser. If Mortgagor fails to surrender possession, Mortgagor will be a tenant at will.

     (b) Mortgagee may at any time before the sale direct Trustee to abandon the sale, and may at any time thereafter direct Trustee to again commence foreclosure. Whether or not foreclosure is commenced by Trustee, Mortgagee may at any time after an Event of Default occurs institute suit for collection of all or any part of the Debt or foreclosure of the lien of this Deed of Trust or both. If Mortgagee institutes suit for collection of the Debt and foreclosure of the lien of this Deed of Trust, Mortgagee may at any time before the entry of final judgment dismiss the same, and require Trustee to sell the Mortgaged Property in accordance with the provisions of this Deed of Trust. No single sale or series of sales under this Deed of Trust or by judicial foreclosure will extinguish the lien or exhaust the power of sale under this Deed of Trust except with respect to the items of property sold.

     (c) Trustee will apply the proceeds of sale, first to the payment of all expenses of the sale, second to the payment of the Debt in any order Mortgagee chooses and third the balance, if any, to any person who is entitled to it. This paragraph does not give any right, remedy or claim to any holder of any obligation or lien, other than Mortgagee.

     10. Alternative Procedures under UCC. In addition to all other rights and remedies granted in this Deed of Trust, after an Event of Default occurs, Mortgagee will have all rights and remedies of a secured party after default under the UCC and other applicable law, including without limitation, the right to take possession of the Collateral, and for that purpose Mortgagee may enter upon the Mortgaged Property and lawfully remove any Collateral. Mortgagee may require Mortgagor to assemble the Collateral and make it available to Mortgagee at a reasonably convenient place Mortgagee designates. Mortgagee may provide a copy of this Deed of Trust to any account debtor or other person liable on or having any interest in any Collateral. Except for the reasonable safe custody of any Collateral in its possession and accounting for moneys actually received by it and except as expressly provided in the UCC, Mortgagee will have no duty as to any Collateral, including any duty to preserve rights against prior parties. Mortgagee is not required to take possession of any Collateral prior to any sale, or to have any Collateral present at any sale. Mortgagee may sell part of the Collateral without waiving its right to proceed against the remaining Collateral. If any sale is not completed or is defective in the opinion of Mortgagee, Mortgagee may make a subsequent sale of the same Collateral. Any bill of sale or other record evidencing any foreclosure sale will be prima facie evidence of the factual


                               Page 8 of 15 pages
matters recorded therein. If a sale of Collateral is conducted in conformity with customary practices of banks disposing of similar property, the sale will be deemed commercially reasonable, but Mortgagee will have no obligation to advertise or to sell Collateral on credit. However, if Mortgagee sells any of the Collateral upon credit, Mortgagor will be credited only with payments actually made by the purchaser, received by Mortgagee and applied to the indebtedness of the purchaser with respect to the sale. In the event the purchaser fails to pay for the Collateral, Mortgagee may resell the Collateral and Mortgagor shall be credited with the proceeds of the sale. In addition, Mortgagor waives any and all rights that Mortgagor may have to a judicial hearing in advance of the enforcement of any of Mortgagee's rights hereunder, including without limitation, its rights following an Event of Default to take immediate possession of the Collateral and to exercise its rights with respect thereto. By exercising its rights, Mortgagee will not become liable for, and Mortgagor will not be released from, any of Mortgagor's duties or obligations under any accounts, general intangibles or Leases included in the Collateral. All remedies in this Deed of Trust are cumulative of any and all other legal, equitable or contractual remedies available to Mortgagee and any such remedies may be exercised simultaneously or in any order as determined by Mortgagee. Mortgagor irrevocably appoints Mortgagee as its attorney-in-fact to do all things Mortgagor is required to do under this Deed of Trust. This appointment is coupled with an interest and shall survive the death or disability of Mortgagor.

     11. Standards for Exercising Remedies. To the extent that applicable law imposes duties on Mortgagee to exercise remedies in a commercially reasonable manner, Mortgagor acknowledges and agrees that it is not commercially unreasonable for Mortgagee (a) to fail to incur expenses reasonably deemed significant by Mortgagee to prepare any Collateral for disposition or otherwise to complete raw material for work-in-process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of the Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors or other persons obligated on Collateral or to remove liens on or any adverse claims against the Collateral, (d) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other persons, whether or not in the same business as Mortgagor, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (h) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties,
(k) to purchase insurance or credit enhancements to insure Mortgagee against risks of loss, collection or disposition of Collateral or to provide Mortgagee a guaranteed return from the collection or disposition of Collateral, (l) to the extent deemed appropriate by Mortgagee, to obtain the services of brokers, investment bankers, consultants and other professionals (including Mortgagee and its affiliates) to assist Mortgagee in the collection or disposition of any of the Collateral or (m) to comply with any applicable state or federal law requirement in connection with the disposition or collection of the Collateral. Mortgagor acknowledges that this Section is intended to provide non-exhaustive indications of what actions or omissions by Mortgagee would not be commercially unreasonable in Mortgagee's exercise of remedies against the Collateral and that other actions or omissions by Mortgagee shall not be deemed commercially unreasonable solely by not being included in this Section. Without limitation upon the foregoing, nothing contained in this Section shall be construed to grant any rights to Mortgagor or to impose any duties upon Mortgagee that would not have been granted or imposed by this Deed of Trust or by applicable law in the absence of this Section.

     12. Change of Trustee. Trustee may be removed at any time with or without cause, at the option of Mortgagee, by written declaration of removal executed by Mortgagee, without any notice to or demand upon Trustee, Mortgagor or any other person. If at any time Trustee is removed, dies or refuses, fails or is unable to act as Trustee, Mortgagee may appoint any person as successor Trustee hereunder, without any formality other than a written declaration of appointment executed by Mortgagee. Immediately upon appointment, the successor Trustee so appointed automatically will be vested with all the estate and title in the Mortgaged Property, and with all of the rights, powers, privileges, authority, options and discretions, and charged with all of the duties and liabilities, vested in or imposed upon Trustee by this instrument, and any conveyance executed by any successor Trustee will have the same effect and validity as if executed by the Trustee named in this Deed of Trust.


                               Page 9 of 15 pages

     13. Fair Market Value for Calculating Deficiencies. If Mortgagee sues Mortgagor, any other party obligated on the Debt or any guarantor of any Debt to collect any deficiency owing after foreclosure of the Mortgaged Property, "fair market value" of the Mortgaged Property under Sections 51.003, 51.004, and
51.005 of the Texas Property Code (as amended from time to time) (the "Deficiency Statutes") will be determined as follows:

     (a) Any valuation of the Mortgaged Property will be based on "as is" condition on the foreclosure date, without any assumption or expectation that the Mortgaged Property will be repaired or improved in any manner before a resale of the Mortgaged Property after foreclosure.

     (b) Any valuation will assume that the foreclosure purchaser desires resale of the Mortgaged Property for cash promptly (but no later than twelve months) following the foreclosure sale.

     (c) All reasonable closing costs customarily borne by the seller in a commercial real estate transaction, including brokerage commissions, title insurance, a survey of the Mortgaged Property, tax prorations, attorney's fees, and marketing costs, will be deducted from the gross fair market value of the Mortgaged Property.

     (d) Any valuation will further discount the gross fair market value of the Mortgaged Property to account for any estimated holding costs associated with maintaining the Mortgaged Property pending sale, including utilities expenses, property management fees, taxes and assessments, and other maintenance expenses.

     (e) Any expert opinion testimony given or considered in connection with a determination of the fair market value of the Mortgaged Property must be given by persons who have at least five years experience in appraising property similar to the Mortgaged Property and who have conducted and prepared a complete written appraisal of the Mortgaged Property taking into consideration the factors set forth above.

     14. All Security Cumulative; Subrogation; Waiver of Marshaling. The execution of this Deed of Trust does not impair any other security for the payment of any Debt. Mortgagee may take additional security for any Debt in the future without altering or impairing the lien of this Deed of Trust. Mortgagee may release any Mortgaged Property or any other security for the Debt without altering or impairing the lien of this Deed of Trust as to the Mortgaged Property not released. All present and future security will be cumulative. Mortgagee is subrogated to all rights, liens or interests in any of the Mortgaged Property securing the payment of any obligation satisfied or paid off out of the proceeds of the loans evidenced by the Note. Mortgagor waives any right of marshaling of assets or sale in inverse order of alienation, and all present or future appraisal rights and equity of redemption rights.

     15. Limitations on Amount of Interest. Mortgagor and Mortgagee intend to conform strictly to applicable usury laws. Therefore, the total amount of interest (as defined under applicable law) contracted for, charged or collected under the Debt or this Deed of Trust will never exceed the highest amount permitted by applicable law. If Mortgagee contracts for, charges or receives any excess interest, it will be deemed a mistake. Any unlawful contract or charge will be automatically reformed to conform to applicable law, and if Mortgagee has received excess interest, Mortgagee will either refund the excess to Mortgagor or credit the excess on the unpaid amounts owing under the Debt or this Deed of Trust. All amounts constituting interest will be spread throughout the full term of the Debt in determining whether interest exceeds lawful amounts.

     16. Financing Statement; Mortgagor's Covenants; Further Assurances. This Deed of Trust covers, among other Collateral, goods that are or are to become fixtures related to the Land and the Improvements. This Deed of Trust is to be filed in the real property records as a fixture filing, and may be filed as an initial financing statement in any other place which is necessary or desirable to perfect the security interests granted herein. The secured party is Mortgagee and the mailing address of the secured party is set forth in Section 17. The debtor is Mortgagor and the mailing address of the debtor is set forth in
Section 17. The first paragraph of this Deed of Trust indicates whether Mortgagor is an individual or an organization and if Mortgagor is an organization, its jurisdiction of organization and organizational identification number, if any. Mortgagor is the record owner of the Land and the Improvements. Mortgagee may file this Deed of Trust, or any financing statements or amendments thereto or other


                               Page 10 of 15 pages
record wherever Mortgagee believes necessary or appropriate to perfect the security interests granted herein, including but not limited to any official filing office, or in any other recording or registration system. The financing statement or other record may (a) indicate the Collateral as being of an equal or lesser scope or with greater detail than set forth in this Deed of Trust and
(b) contain any other information required by the UCC or other law regarding the notification of a security interest, lien, assignment or other right to direct disposition, for the sufficiency of the filing office's or other registrar's acceptance of any financing statement or amendments thereto or other record including (i) if Mortgagor is an organization, the type of organization and any organization identification number issued to Mortgagor and (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of real property to which the Collateral relates. Mortgagor ratifies its authorization for Mortgagee's filing of any financing statements covering the Collateral in any jurisdiction prior to the date hereof. A photographic or other reproduction of this Deed of Trust or any financing statement relating to this Deed of Trust will be sufficient as a financing statement. Mortgagor will take any action requested by Mortgagee to establish and maintain control by Mortgagee of any Collateral consisting of deposit accounts, letter of credit rights and investment property and to create, attach, perfect, protect, assure the first priority of and to enforce the liens and security interests granted hereunder.

     17. Notices. Except as otherwise provided, any notice, request or demand under this Deed of Trust must be in writing and will be sufficient if either delivered personally or deposited in the United States mail in a postpaid envelope addressed to the mailing address set forth below. A party may designate a different address by notice given in compliance with this Section. Any notice to Mortgagee must be sent or delivered to the officer named below or to another officer designated for receipt of such notices by Mortgagee. The names and mailing addresses of Mortgagor and Mortgagee are as follows:

     MORTGAGOR:                       MORTGAGEE:
     United Medicorp, Inc.            Stevens Financial Group, L.L.C.
     200 N. Cuyler Street             495 N. Commons Drive, Suite 103
     Pampa, Texas 79065               Aurora, Illinois 60504
     Attn: President                  Attn: Danniel E. Stevens

     with a copy which shall not      with a copy which shall not
     constitute notice to:            constitute notice to:

     Sloan & Associates, P.C.         DLA Piper US LLP
     5950 Berkshire Lane, Suite 450   1999 Avenue of the Stars, 4th Floor
     Dallas, TX 75225-5835            Los Angeles, California 90067
     Attn: Andrew Roberts             Attn: Jeffrey M. Weiner, Esq.

     18. Additional Agreements. This Deed of Trust benefits the successors, assigns and legal representatives of Trustee and Mortgagee and binds any successors or transferees of Mortgagor (however, this provision does not permit Mortgagor to transfer the Mortgaged Property). Each reference to Mortgagor, Trustee or Mortgagee includes their respective successors, assigns and legal representatives. No modification or waiver of this Deed of Trust will be effective unless in writing and signed by Mortgagee. Mortgagee may waive any default without waiving any other prior or subsequent default. Mortgagee's failure to exercise or delay in exercising any rights under this Deed of Trust will not operate as a waiver of those rights. If any provision of this Deed of Trust is unenforceable or invalid, that provision will not affect the enforceability or validity of any other provision. If the application of any provision of this Deed of Trust to any person or circumstance is illegal or unenforceable, that application will not affect the legality or enforceability of the provision as to any other person or circumstance. If more than one person executes this Deed of Trust as Mortgagor, their obligations under this Deed of Trust are joint and several.

     19. Rules of Construction. The section headings or captions in this instrument are for convenience and are not a part of this Deed of Trust for any purpose. Any action permitted to Mortgagee may be taken by any authorized officer, employee or agent of Mortgagee, or any attorney, accountant, environmental consultant or other advisor or professional retained by Mortgagee. Use of the term "including" does not imply any limitation on (but may expand) the antecedent reference. Unless the context clearly requires otherwise, the term "may" does not imply any obligation to act. Any reference to exhibits or schedules means the exhibits or schedules to this Deed of Trust, which are fully incorporated by reference into this Deed of Trust. Any reference to a particular document includes all


                               Page 11 of 15 pages
modifications, supplements, replacements, renewals or extensions of that document, but this rule of construction does not authorize amendment of any document without Mortgagee's consent.

     20. NO ORAL AGREEMENTS. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     21. JURY TRIAL WAIVER. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, MORTGAGOR AND MORTGAGEE HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY THAT MORTGAGOR OR MORTGAGEE MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THIS DEED OF TRUST OR THE DEBT. MORTGAGOR REPRESENTS AND WARRANTS THAT NO REPRESENTATIVE OR AGENT OF MORTGAGEE HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT MORTGAGEE WILL NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS RIGHT TO JURY TRIAL WAIVER. MORTGAGOR ACKNOWLEDGES THAT MORTGAGEE HAS BEEN INDUCED TO ENTER INTO THIS DEED OF TRUST BY, AMONG OTHER THINGS, THE PROVISIONS OF THIS SECTION.

     22. Governing Law. This Deed of Trust shall be governed by and construed in accordance with the internal laws of the State of Illinois, without regard to its conflict of law provisions, except that the provisions of the laws of the jurisdiction in which the Mortgaged Property is located shall be applicable to the creation, perfection and enforcement of the security title created by this Deed of Trust.

                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK


                               Page 12 of 15 pages

     Mortgagor has executed this Deed of Trust on the date set forth in the acknowledgment below to be effective as of November 1, 2006.

     Mortgagor certification for all Non-individuals: Mortgagor certifies that it is organized under the laws of the State of Delaware.

                                        UNITED MEDICORP, INC.,
                                        a Delaware corporation


                                        By: /s/ Peter W. Seaman
                                            ------------------------------------
                                            Peter W. Seaman
                                            Chairman and Chief Executive Officer

                                        Date Signed: November 1, 2006

Mortgagee is executing this Deed of Trust solely to acknowledge its agreement to the Jury Waiver above and the notice given under Section 26.02 of the Texas Business and Commerce Code. Mortgagee's failure to execute or authenticate this Deed of Trust will not invalidate this Deed of Trust.

STEVENS FINANCIAL GROUP, LLC, an
Illinois limited liability company


By: /s/ Danniel E. Stevens
    ---------------------------------
    Danniel E. Stevens
    Chief Executive Officer

Exhibit A - Description of Land
Exhibit B - Permitted Encumbrances

STATE OF _________________   Section
                             Section
COUNTY OF ________________   Section

          This instrument was acknowledged before me on the 1st day of November, 2006, by Peter W. Seaman, Chief Executive Officer of United Medicorp, Inc., a Delaware corporation, on behalf of said corporation.

                                        ----------------------------------------
                                        NOTARY PUBLIC, State of __________

                                        Printed Name of Notary:
                                                                ----------------
                                        My Commission Expires:
                                                               -----------------
My commission expires:

-------------------------------------


                               Page 13 of 15 pages

STATE OF _________________   Section
                             Section
COUNTY OF ________________   Section

     This instrument was acknowledged before me on the 1st day of November, 2006 by Danniel E. Stevens, the Chief Executive Officer of Stevens Financial Group, LLC, an Illinois limited liability company, on behalf of said limited liability company.

                                        ----------------------------------------
                                        NOTARY PUBLIC, State of __________

                                        Printed Name of Notary:
                                                                ----------------
                                        My Commission Expires:
                                                               -----------------

Return to:

Stevens Financial Group, L.L.C.
495 N. Commons Drive, Suite 103
Aurora, Illinois 60504
Attn: Danniel E. Stevens


                              Page 14 of 15 pages

                       EXHIBIT A - PERMITTED ENCUMBRANCES

1. Liens, including that certain Commercial Loans Deed of Trust, Assignment, Security Agreement and Financing Statement, securing that certain Real Estate Lien Note, dated October 23, 2006, payable to the First National Bank d/b/a National Bank of Commerce, and all amounts owing in respect of the agreements related thereto.


                               Page 15 of 15 pages